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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Prosperity Bancshares, Inc. on Form S-4 of our report dated February 4, 2000 on the consolidated financial statements of Prosperity Bancshares, Inc. for the year ended December 31, 1999, appearing in the Annual Report on Form 10-K for Prosperity Bancshares, Inc. for the year ended December 31, 1999 and to the references to us under the headings "Selected Historical Consolidated Financial Data of Prosperity" and "Experts" in such joint proxy statement-prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Houston, Texas
December 20, 2000